FORM OF TAX OPINION


                            [MAYS & VALENTINE, L.L.P.
                                   LETTERHEAD]

                                                                EXHIBIT 8



    (804) 697-1265                                      14679.002

                                February __, 1997


Pinnacle Bankshares Corporation &
  The First National Bank of Altavista
622 Broad Street
Altavista, VA  24517


             Reorganization of The First National Bank of Altavista
                    into a One-Bank Holding Company Structure

Gentlemen:

                        You have requested our opinion as to certain federal income tax consequences with respect to the consummation of the proposed merger of The First National Bank of Altavista, a national banking corporation (the "Bank"), into Pinnacle Bank, N.A., an interim nationally chartered bank recently organized (the "Interim Bank"), pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of January 22, 1997, (the "Agreement"), by and among the Bank, the Interim Bank, and Pinnacle Bankshares Corporation, a proposed bank-holding company organized under the laws of Virginia (the "Holding Company").

                               I. The Transaction

                        Pursuant to the Agreement and subject to various regulatory approvals, the Bank will be merged with and into the Interim Bank under the charter of the latter and in accordance with the provisions of, and the National Banking Act and regulations promulgated thereunder with the effect provided therein (the "Reorganization"). The bank resulting from the Reorganization will be a wholly-owned subsidiary of the Holding Company and will conduct its business in substantially the same manner as the Bank had done before the Reorganization.

                        At the effective date of the Reorganization, each outstanding share of common stock of the Bank ("Bank Stock") will be exchanged for and converted into three shares of common stock of the Holding Company ("Holding Company Stock").


                                 II. Examination

                        In connection with the preparation of this opinion, we have examined such documents concerning the Reorganization as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof.

                        As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and in the Proxy Statement/Prospectus of the Bank, dated as of February __, 1997, furnished to the stockholders of the Bank in connection with the solicitation of proxies to be used at the stockholders' meeting called to approve the Agreement, as well as the representations recited in Section III hereof.

                         III. Additional Representations

                        In connection with the proposed Reorganization, the following additional representations have been made:

                        A. The fair market value of Holding Company Stock to be received by the Bank's stockholders will be approximately equal to the fair market value of Bank Stock surrendered in exchange therefor.

                        B. To the best knowledge of the management of the Bank, there is no plan or intention on the part of the Bank's stockholders to sell or otherwise dispose of Holding Company Stock to be received by them in the Reorganization that will reduce their holdings thereof to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all the Bank Stock held by Bank stockholders on the effective date of the Reorganization.

                        C. In the proposed Reorganization, the Bank will transfer to the Interim Bank assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately prior to the Reorganization. For purposes of this representation, payment of reorganization expenses and payment of interest on the loan for the Interim Bank's initial capitalization that are made out of the assets of the Bank will be treated as assets held by the Bank immediately prior to the Reorganization that are not transferred to the Interim Bank.

                        D. There is no plan or intention to sell or otherwise dispose of any of the assets of the Bank to be transferred to the Interim Bank in the proposed Reorganization, except for dispositions made in the ordinary course of business.

                        E. Each party to the Reorganization will pay its own expenses, if any, incurred in connection with the transaction.

                        F. After consummation of the Reorganization, the bank resulting from the Reorganization will conduct its business operations in substantially the same manner as the Bank had done before the Reorganization, but as a wholly-owned subsidiary of the Holding Company.

                        G. There is no plan or intention for the Holding Company to liquidate the Interim Bank, to merge the Interim Bank into another corporation, or to sell or otherwise dispose of the stock in the Interim Bank, nor is there any plan or intention for the Holding Company to redeem or otherwise acquire any of its stock to be issued in the proposed transaction.

                        H. There is no plan or intention for the Interim Bank to issue additional shares of its stock that would result in Holding Company losing control of Interim Bank within the meaning of Section 368(c)(1) of the Code.

                        I. The liabilities of the Bank to be assumed by the Interim Bank in the proposed transaction were incurred in the ordinary course of business and are associated with the assets to be transferred.

                        J. There is no intercorporate indebtedness existing between or among the Holding Company, the Bank and the Interim Bank that was issued, acquired, or will be settled at a discount.

                        K. The fair market value and adjusted basis of the assets of the Bank to be transferred to the Interim Bank will each equal or exceed the sum of the liabilities to be assumed by the Interim Bank plus the amount of liabilities to which the assets are subject.

                        L. No dividends or other distributions will be made with respect to any Bank Stock before the proposed Reorganization, except for regular, normal distributions.

                        M. None of the shares of Holding Company stock and no other property received by a shareholder-employee in exchange for Bank Stock pursuant to the Reorganization is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services actually rendered and bargained for at arm's length, or commensurate with a third party arm's length negotiation.

                        N. No two parties to the Reorganization are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


                                   IV. Opinion

                        Based upon the foregoing, and assuming no change in the laws or facts underlying this transaction between the date of this opinion and the date the Reorganization is completed, we are of the opinion that for federal income tax purposes:

                        1. The Reorganization will constitute and qualify as a reorganization within the meaning of the Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

                        2. No gain, loss or other income will be recognized by the Holding Company or the Bank as a result of the Reorganization;

                        3. No gain, loss or other income will be recognized by (or be includable in the gross income of) the stockholders of the Bank upon the receipt by them of Holding Company Stock in exchange for their shares of Bank Stock;

                        4. The tax basis of Holding Company Stock received by the stockholders of the Bank will be the same as the tax basis of the Bank Stock surrendered and exchanged therefor; and

                        5. The holding period of the Holding Company Stock to be received by the stockholders of the Bank will include the period during which the Bank Stock surrendered in exchange therefor was held as a capital asset, provided such Bank Stock was held as a capital asset on the date of the exchange.

                        This opinion is made in connection with the Reorganization and is solely for the benefit of the Holding Company, the Interim Bank, the Bank and the Bank's stockholders. It may not be relied upon in any other manner or by any other person.

                                Very truly yours,